Exhibit 99.1

PRESS RELEASE                                                                                                                                          SOURCE: WPCS International Incorporated

WPCS Reports Record Revenue and $0.16 EPS for the 1st Quarter

EXTON, PA — (PR Newswire-First Call) – September 14, 2007) WPCS International Incorporated (Nasdaq: WPCS) a leader in design-build engineering services for specialty communication systems and wireless infrastructure, has reported its financial results for the first quarter ended July 31, 2007. For the quarter ended July 31, 2007, WPCS reported total revenue of approximately $21.8 million compared to $16.4 million for the same period a year ago, which represents an increase of 33%.  For the first quarter of FY2008, the reported net income was approximately $1.3 million or $0.16 per diluted share compared to $914,000 or $0.16 per diluted share for the same period a year ago, which represents a net income increase of 39%.

Andrew Hidalgo, CEO of WPCS International Incorporated, stated: “The management team at WPCS is very pleased with the first quarter results. In planning our guidance figures for FY2008, our first quarter objectives were achieved. We remain on target in achieving the annual guidance of $107 million in revenue and $0.88 in earnings per diluted share. The first quarter was the first full quarter for two acquisitions concluded in April 2007. The second quarter will include two new acquisitions concluded in August 2007. The economic indicators we use to measure our short term revenue producing capability are bids, which are at an all time high of approximately $96 million and our backlog, which stands at approximately $31 million at the end of the quarter. With the higher level of bid activity, we anticipate that our backlog should grow in the months ahead. In addition, we continue to maintain a strong balance sheet with approximately $22 million in cash, $32 million in working capital and only $4.7 million in long term debt. Our engineering services are in demand both domestically and in China. In general, the specific services we provide for certain vertical sectors have increased productivity and generated cost savings for our end users. We have not seen any type of slowdown in the markets we serve at this point. We remain encouraged that FY2008 will be our most successful year thus far.”

About WPCS International Incorporated:

WPCS provides design-build engineering services for specialty communication systems, which includes dedicated wireless networks for specific applications and for wireless infrastructure, which encompasses cellular networks for wireless carriers. Our range of services includes site design, integration, cabling, electrical contracting, trenching, construction, testing and maintenance for corporations, government entities and educational institutions worldwide. For more information, please visit www.wpcs.com

Statements about the company's expectations, including revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

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Contact:

Carol Lindley
WPCS International Incorporated
610-903-0400 x100
ir@wpcs.com

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	July 31,
	2007	2006

REVENUE	$21,816,006	$16,436,278

COSTS AND EXPENSES:
Cost of revenue	15,187,752	11,691,468
Selling, general and administrative expenses	4,059,256	3,096,322
Depreciation and amortization	529,587	233,649

Total costs and expenses	19,776,595	15,021,439

OPERATING INCOME	2,039,411	1,414,839

OTHER EXPENSE (INCOME):
Interest expense	122,582	79,934
Interest income	(214,512)	(100,535)
Minority interest	3,648	-

INCOME BEFORE INCOME TAX PROVISION	2,127,693	1,435,440

Income tax provision	855,078	521,013

NET INCOME	$1,272,615	$914,427

Basic net income per common share	$0.18	$0.17

Diluted net income per common share	$0.16	$0.16

Basic weighted average number of common shares outstanding	6,973,659	5,316,482

Diluted weighted average number of common shares outstanding	8,050,686	5,668,242

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31,	April 30,
ASSETS	2007	2007
	(Unaudited)	(Note 1)
CURRENT ASSETS:
Cash and cash equivalents	$22,019,110	$21,558,739
Accounts receivable, net of allowance of $98,786 at July 31, 2007 and April 30, 2007	17,593,447	16,560,636
Costs and estimated earnings in excess of billings on uncompleted contracts	3,041,330	2,499,940
Inventory	2,934,912	2,260,082
Prepaid expenses and other current assets	1,230,011	732,043
Deferred tax assets	48,000	54,000
Total current assets	46,866,810	43,665,440

PROPERTY AND EQUIPMENT, net	5,384,097	5,488,920

OTHER INTANGIBLE ASSETS, net	1,544,188	1,683,349

GOODWILL	20,494,573	20,469,608

DEFERRED TAX ASSETS	144,000	111,000

OTHER ASSETS	273,653	273,353

Total assets	$74,707,321	$71,691,670

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

LIABILITIES AND SHAREHOLDERS' EQUITY	July 31,	April 30,
	2007	2007
	(Unaudited)	(Note 1)
CURRENT LIABILITIES:

Current portion of loans payable	$2,601,940	$2,598,872
Accounts payable and accrued expenses	8,461,248	6,802,110
Billings in excess of costs and estimated earnings on uncompleted contracts	1,392,662	2,272,688
Deferred revenue	695,834	504,458
Due to shareholders	653,000	707,000
Income taxes payable	982,456	433,361
Deferred tax liabilities	26,000	27,000
Total current liabilities	14,813,140	13,345,489

Borrowings under line of credit	4,454,217	4,454,217
Loans payable, net of current portion	242,331	284,016
Deferred tax liabilities	827,000	722,000
Total liabilities	20,336,688	18,805,722

Minority interest in subsidiary	1,357,613	1,353,965
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock - $0.0001 par value, 5,000,000 shares authorized, none issued	-	-
Common stock - $0.0001 par value, 75,000,000 shares authorized, 6,985,422 and 6,971,698 shares issued and outstanding at July 31, 2007 and April 30, 2007, respectively	698	696
Additional paid-in capital	48,045,815	47,901,160
Retained earnings	4,903,830	3,631,215
Accumulated other comprehensive income (loss) on foreign currency translation	62,677	(1,088)

Total shareholders' equity	53,013,020	51,531,983

Total liabilities and shareholders' equity	$74,707,321	$71,691,670

Note 1.  Certain reclassifications have been made to prior period financial statements to conform to the current presentation.